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[NUVEEN INVESTMENTS LOGO]                           EXHIBIT 99.1


FOR IMMEDIATE RELEASE                               CONTACT:   CHRISTOPHER ALLEN
ATTN: BUSINESS/FINANCIAL EDITORS                    CHRISTOPHER.ALLEN@NUVEEN.COM
                                                                    312-917-8331

                                                                KATHLEEN CARDOZA
                                                     KATHLEEN.CARDOZA@NUVEEN.COM
                                                                    312-917-7813

   NUVEEN INVESTMENTS COMPLETES ACQUISITION OF SANTA BARBARA ASSET MANAGEMENT


CHICAGO, IL, OCTOBER 4, 2005 - Nuveen Investments, Inc. (NYSE: JNC), a leading provider of diversified investment services, today announced that it has completed the acquisition of Santa Barbara Asset Management, a manager of growth stock portfolios for institutions and high-net-worth investors.

Santa Barbara, with approximately $3 billion in assets under management, was founded in 1988, and is best known for its stable growth strategy - with an outstanding long-term track record that has ranked in the top quartile of its competitive peer set for the past one, three, five and ten years. Last year Santa Barbara introduced a small- to mid-cap opportunistic growth portfolio as well as a more recent high-dividend growth strategy.

"We are delighted to welcome Santa Barbara's high-caliber and highly respected team into the Nuveen Investments family," said Nuveen's Chairman and CEO Tim Schwertfeger. "The addition of Santa Barbara reinforces our commitment to provide investors and the financial advisors who serve them with access to a range of high-quality investment specialists. Santa Barbara's investment solutions will expand our growth product line-up and complement our existing Rittenhouse "blue chip" growth product - enabling us to offer growth investment solutions across a broader capitalization range."

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutions and high-net-worth investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets its highly specialized investment teams, each with its own brand-name and area of expertise: NWQ, specializing in value-style equities; Nuveen, focused on fixed-income investments; Santa Barbara, committed to growth equities; Rittenhouse, dedicated to "blue-chip" growth equities; and Symphony, with expertise in alternative investments as well as equity and income portfolios. Based on Nuveen Investments' assets under management at June 30, 2005, and the addition of Santa Barbara, the Company now manages approximately $127 billion in assets. Nuveen Investments is listed on The New York Stock Exchange and trades under the symbol "JNC."


Certain statements made by the Company in this release are forward-looking statements. The Company's actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to, the effects of the substantial competition in the investment management business, including competition for access to brokerage firms' retail distribution systems, the Company's reliance on revenues from investment management contracts which renew annually, regulatory developments, accounting pronouncements, and other additional risks and uncertainties as set forth in the Company's filings with the SEC. The Company undertakes no responsibility to update publicly or revise any forward-looking statements.